Exhibit 2.1
                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made as of the 29th day of December, 1997, by and among On Stage Entertainment, Inc., a Nevada corporation (the "Buyer"), King Henry's USA, Ltd., a Florida limited partnership ("King
Henry's"), Fort Liberty, Ltd., a Florida limited partnership ("Fort Liberty"), Blazing Pianos, Ltd., a Florida limited partnership ("Blazing Pianos"), Wild Bill's Management, Inc., a Florida corporation ("Wild Bills"), and Gedco USA, Inc., a Florida corporation ("Gedco" and together with King Henry's, Fort Liberty, Blazing Pianos and Wild Bills, the "Selling Entities").

         Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

         The Selling Entities desire to transfer to the Buyer the Purchased Assets (as defined herein) in exchange for the assumption by the Buyer of the Assumed Liabilities (as defined herein) and the payment by the Buyer of the Purchase Price (as defined herein) in accordance with the terms and conditions set forth in this Agreement. The Buyer, itself, or through one or more wholly owned subsidiaries shall acquire the Purchased Assets and assume the Assumed Liabilities.

         NOW, THEREFORE, in consideration of and reliance on the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "1997 Financial Statements" is defined in Section 2.9.

         "Accounts   Receivable"  means  as  of  any  date  any  trade  accounts receivable (billed and unbilled), notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables included in the Assets.

         "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as the officers, directors and majority-owned Persons of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

         "Agreement" means this Agreement, including the Schedules and Exhibits, attached.

         "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible (including goodwill), wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by a Selling Entity and used or held for use in connection with the operation of a Business.

         "Assumed Liabilities" is defined in Section 2.3.

         "Audited Financial Statements" is defined in Section 4.5.

         "Benefit Plans" means all employee benefit plans of any Selling Entity (including without limitation plans within the meaning of Section 3(3) of ERISA) and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits to any present or former employee of either Selling Entity, or present or former beneficiary, dependent or assignee of any such employee or former employee, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

         "Businesses" means collectively the entire existing business conducted by the Partnerships and the operations, facilities and other Assets (other than the Excluded Assets) of the Selling Entities that are used or held for use exclusively in conducting such businesses.

         "Business Day" means a day other than a Saturday, Sunday or any day on which the principal commercial banks located at Las Vegas, Nevada are not open for business during normal banking hours.

         "Buyer" is defined in the preamble.

         "Certified Independent Accounting Firm" means an accounting firm that includes an entity which, as of January 1, 1997, was widely recognized as one of the "Big Six." For example, such a firm would include the to-be-combined entity consisting of Price Waterhouse LLP and Coopers & Lybrand LLP.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Closing" is defined in Section 3.1.

         "Closing Date" means the date of the Closing.

         "Closing Statement" is defined in Section 2.9.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the U.S. Securities and Exchange Commission.

         "Common Stock" means the common stock, par value $.01 per share, of the Buyer.

         "Confidential Information" means any confidential information or trade secrets of the Business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, know-how and other technical information, advertising, marketing plans and systems, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business.

         "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable law.

         "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

         "Corporations" means Wild Bills and Gedco.

         "Court Order" means any judgment, decree, injunction, order or ruling of any Federal, state, local or foreign court or governmental or regulatory body or arbitrator or authority that is binding on any Person or its property under applicable law.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance (other than a Permitted Encumbrance) to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

         "EBITDA" means earnings before interest, taxes, depreciation and amortization.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability or voting, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" is defined in Section 4.17(b).

         "Environmental Law" is defined in Section 4.17(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means The First Security Bank of Nevada or such other bank as may be mutually approved by the Buyer and the Selling Entities.

         "Escrow Agreement" means the Escrow Agreement among the Buyer, the Selling Entities and the Escrow Agent, in the form of Exhibit A hereto.

         "Escrow Funds" is defined in Section 2.6.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" is defined in Section 2.2.

         "Excluded Liabilities" is defined in Section 2.4.

         "Financial Statements" is defined in Section 4.5.

         "Fun  `N  Wheels"  means  Fun  `N  Wheels,   Ltd.,  a  Florida  limited
partnership.

         "GAAP" means generally accepted accounting principles.

         "Hazardous Substances" means (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., and (v) any regulated substance or waste under any Laws or Court Orders that currently exist.

         "Income Statement" means the income statement that comprises a portion of the 1997 Financial Statements.

         "Indemnified Party" is defined in Section 10.1.

         "Intellectual Property" means any Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, franchises, know-how and formulae, inventions, inventional disclosures, designs, processes, drawings, specifications, patterns, brand names, service marks, logos and other intellectual property exclusively related to a Business.

         "Interim Balance Sheet" is defined in Section 4.5.

         "Interim Balance Sheet Date" is defined in Section 4.5.

         "Inventory" means any inventory, including raw materials, supplies, work in process and finished goods.

         "Knowledge of a Selling Entity" means either the knowledge of Gerard O'Riordan, Tyler Piercy, Kathy Lloyd, Claire Oakley, Susan Wade or Dianne Murphy.

         "Law" means any statute, law, ordinance, regulation, order or rule of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, claim, action, investigation, arbitration, administrative or other proceeding or criminal prosecution or, to the knowledge of an applicable Party, any governmental or regulatory authority investigation or inquiry.

         "Live Stage Show" means a stage show that is the primary reason for attendance at such venue.

         "Material Adverse Effect" means a material adverse effect on the Businesses or the Purchased Assets or on the financial condition or the results of operations of the Selling Entities, in each case taken as a whole.

         "Non-Assignable Contracts" is defined in Section 2.5.

         "Objection Notice" is defined in Section 2.9(b).

         "Objections to the Post-Closing Financials" is defined in Section
2.9(b).

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent in nature and, where relevant, amount with past practices.

         "O'Riordan" means Gerard O'Riordan, an individual residing in the State of Florida.

         "O'Riordan Employment Agreement" means the Employment Agreement between the Buyer and O'Riordan in the form of Exhibit "B" hereto.

         "Partnerships" means King Henry's, Fort Liberty and Blazing Pianos.

         "Patents" means all patents and patent applications.

         "Percent Shortfall" means the percentage by which EBITDA on the Income Statement is less than $2,600,000; provided, however, that the Percent Shortfall shall be deemed to be zero if the percentage (by which EBITDA on Income Statement is less than $2,600,000) is less than five.

         "Permit"  means  any  governmental   permit,   license,   registration,
certificate of occupancy, approval and other authorization.

         "Permitted Encumbrance" is defined in Section 2.1.

         "Person"   means  any   natural   person,   corporation,   partnership,
proprietorship, association, trust or other legal entity.

         "Personal Property Leases" is defined in Section 4.9.

         "Pledge Agreement" means the Pledge Agreement between the Buyer and the Selling Entities, in the form of Exhibit "C" hereto.

         "Post-Closing Financials" is defined in Section 4.5.

         "Purchase Price" is defined in Section 2.6.

         "Purchased Assets" is defined in Section 2.1.

         "Real Estate Leases" is defined in Section 4.7.

         "Real Property" is defined in Section 4.7.

         "Required Consents" is defined in Section 4.4.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Selling Entities" is defined above in the preamble.

         "Shares" means the shares of Common Stock obtained by dividing $2,500,000 by the average closing price of the Common Stock for the five trading days immediately prior to the date of this Agreement.

         "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., telephone call processing, etc.) and all computer operating, security or programming software, that is owned by or licensed to a Selling Entity or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the Business, and any and all documentation and object and source codes related thereto.

         "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

         "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

         "Transaction Documents" means this Agreement, the Escrow Agreement, the O'Riordan Employment Agreement and the Pledge Agreement.

         "Transactions" means the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated by the Transaction Documents.

         "Working Capital" means current assets (excluding cash related to customer deposits and pre-paid tickets) minus current liabilities (excluding customer deposits and pre-paid tickets). "Working Capital" will not include cash and accounts receivable, because they are Excluded Assets, or accounts payable because it is an Excluded Liability.

2. Purchase and Sale of the Businesses and the Purchased Assets.

         2.1 The Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Selling Entities shall grant, sell, assign, transfer, convey and deliver to the Buyer, or one or more wholly-owned subsidiaries thereof, free and clear of all Encumbrances whatsoever, other than the permitted Encumbrances set forth on Schedule 2.1 (the "Permitted
Encumbrances"), and the Buyer shall purchase from the Selling Entities, the Businesses as a going concern and all right, title and interest of the Selling Entities in and to all of the Assets (other than the Excluded Assets), used, in whole or in part, in the Businesses (collectively, the "Purchased Assets") as the same shall exist on the Closing Date including, without limitation, the following:

                  (a) Real Property Owned. Good, marketable and insurable fee simple title to the real property owned by each Selling Entity described on
Schedule 2.1(a), together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto, subject to the Permitted Encumbrances and the items set forth as title exceptions on Schedule B-II of the title commitment to be obtained by Buyer in connection with the transaction;

                  (b) Real Property Leased. Each Selling Entity's interest, as a lessee, in the real property leased by such Selling Entity described on Schedule 2.1(b), and any easements, deposits or other rights pertaining thereto;

                  (c) Equipment and Other Tangible Personal Property. All equipment, leasehold improvements, automobiles, supplies, office furniture and office equipment, computers and telecommunications equipment and other items of personal property that are owned by any Selling Entity and used, in whole or in part, in the conduct of the Businesses, including those described on Schedule 2.1(c);

                  (d) Contracts Relating to the Businesses. All of the interest of each Selling Entity in all Contracts, leases of equipment and other personal property, sale orders, purchase orders, commitments, instruments and all other agreements, including those listed on Schedule 2.1(d);

                  (e) Customer Records, Sales and Marketing Materials. All customer records, including principal contacts, address and telephone number, purchasing history, payment information and any other information with respect to the customers of each Business, sales data, catalogs, brochures, suppliers' names, mailing lists, art work, photographs and advertising material that relate to each Business, whether in electronic form or otherwise;

                  (f)  Permits.   All  rights  under  Permits  relating  to  any
Business, including those listed on Schedule 2.1(f), to the extent such Permits are transferable to the Buyer;

                  (g) Intellectual Property. All Intellectual Property, including, without limitation, the Intellectual Property described in Schedule 2.1(g) and the rights to the names "Wild Bill's," "King Henry's," "Blazing Pianos," "LA Entertains" and "Orlando Entertains";

                  (h) Inventory. All Inventory relating to each Business on the Closing Date;

                  (i) Prepaid Expenses. All rights relating to any prepaid expenses of or arising in connection with a Business at the Closing Date, including those described on Schedule 2.1(i);

                  (j) Software. All Software, including, without limitation, the Software described in Schedule 2.1(j), in both object code and source code form, and all documentation related thereto; provided, however, that all third-party licensed Software included in the Purchased Assets shall be transferred to the Buyer subject to the terms and conditions of the third-party licenses listed in
Schedule 2.1(j) under which the particular Selling Entity acquired such licensed Software;

                  (k) Other Intangible Assets. All other assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or a Business.

         2.2 Excluded Assets. The corporate seal, Charter Documents, bylaws, minute book, personnel and accounting records, other corporate records of each Selling Entity and those assets of any Selling Entity described in Schedule 2.2 (the "Excluded Assets") shall not be included in the Purchased Assets, and the Excluded Contracts shall not be included in the Purchased Assets in any event.

         2.3 Assumed Liabilities. At the Closing, the Buyer shall assume and thereafter in due course timely pay and fully satisfy all obligations (the "Assumed Liabilities"):

                  (a) that accrue after the Closing under all Contracts and Permits which are conveyed to Purchaser as Purchased Assets pursuant to the terms and conditions hereof; and

                  (b) all expenses and liabilities of the Businesses that accrue after the Closing; and

                  (c) customer deposits and pre-paid tickets as of the Closing Date, only to the extent the Buyer receives, under the terms of this Agreement, the cash associated with such customer deposits and pre-paid tickets.

         2.4 Excluded Liabilities. Except as expressly set forth in Section 2.3, the Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise in connection with the Transactions, assume or become responsible for any Liabilities (the "Excluded Liabilities") of any Selling Entity; including, without limitation: (a) Liabilities for any taxes; (b) Liabilities relating to any employment or labor claim or any claim relating to a Benefit Plan; (c) Liabilities relating to the violation of any Law; (d) tort Liabilities; (e) Liabilities from claims arising under any Contract or Permit not assumed by the Buyer hereunder or included in any arrangement set forth in Section 2.5; (f) Liabilities for claims arising under any Contract or Permit to the extent such claim is based on acts or omissions of any Person which occurred prior to the Closing; (g) Liabilities unknown to the Selling Entities at the Closing; (h) Liabilities related to any litigation, the cause of action for which arose prior to the Closing; and (i) Liabilities for any accounts payable or indebtedness for money borrowed.

         2.5 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by any Selling Entity to assign to the Buyer any Contract or Permit included in the Purchased Assets that is by its terms or by Law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Selling Entities would not by Law pass to the Buyer as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). Schedule 2.5 lists the Non-Assignable Contracts as of the Closing Date that involve remaining obligations in excess of $10,000. Notwithstanding anything in this Section 2.5 to the contrary, no Selling Entity shall be obligated to subject any of its monies with regard to any consent or approval that may be required from the lessors of the real property currently occupied by Wild Bills in California or Blazing Pianos as a result of such lessors having a concern over the financial ability of the Buyer to satisfy lease payments.

         2.6 Purchase Price. In addition to assuming the Assumed Liabilities, the aggregate price to be paid by the Buyer to the Selling Entities (the "Purchase Price") for the purchase of the Purchased Assets shall be $14,000,000. The Buyer shall pay the Purchase Price as follows:

                   (a) at the Closing, the Buyer shall pay by a wire transfer of immediately available funds (i) $10,250,000 to an account specified by the Selling Entities and (ii) $1,250,000 to the Escrow Agent in accordance with the Escrow Agreement (the "Escrow Funds"); and

         (b) at the Closing, the Buyer shall issue to the Selling Entities a certificate for the Shares.

         2.7 Pledge Agreement. The Shares delivered to the Selling Entities as a portion of the Purchase Price will be subject to a Pledge Agreement in order to support the indemnification obligations of the Selling Entities.

         2.8 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.8 hereto. The Selling Entities and the Buyer shall prepare their respective Federal, state and local tax returns employing the allocation set forth on Schedule 2.8 and shall not take a position in any tax proceeding or otherwise that is inconsistent with such allocation. The Selling Entities and the Buyer shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.

         2.9      Post-Closing Adjustment to Purchase Price.

                  (a) As soon as practical, but in any event within 60 days after the Closing Date, KPMG Peat Marwick, at the direction of the Selling Entities, shall prepare and deliver to the Buyer (i) an audited statement of net assets sold of Gedco (excluding Fun `N Wheels) as of the Closing Date prepared pursuant to the terms of this Agreement in accordance with Statement on Auditing Standards No. 77, "Special Reports" (the "Closing Statement") and (ii) audited financial statements consisting of the balance sheet of Gedco (excluding Fun `N Wheels) as of December 31, 1997 and the related statements of income and cash flow for the year then ended (the "1997 Financial Statements" and together with the Closing Statement, the "Post-Closing Financials"). The Post-Closing Financials shall be prepared in accordance with GAAP, consistently applied, using the same methods and criteria employed in connection with the preparation of the Audited Financial Statements. All expenses incurred in connection with the preparation of the Post-Closing Financials shall be the responsibility of the Selling Entities.

                  (b) The Post-Closing Financials shall become final and binding upon the parties unless within 30 days following their submittal to the Buyer, the Buyer notifies the Selling Entities of its objections thereto ("Objection Notice"). If the Buyer delivers an Objection Notice, the Selling Entities and the Buyer shall negotiate in good faith to resolve any objections ("Objections to the Post-Closing Financials"). If any Objections to the Post-Closing Financials have not been resolved within 30 days of the receipt of an Objection Notice, the Objections to the Post-Closing Financials shall be resolved by a Certified Independent Accounting Firm selected by the Selling Entities and the Buyer. If the Selling Entities and the Buyer cannot agree on the choice of such accounting firm, the Selling Entities and the Buyer shall meet and at such meeting the Buyer shall choose the Certified Independent Accounting Firm by randomly selecting a piece of paper from a container holding one piece of paper for each firm within the eligible group of Certified Independent Accounting Firms; provided, however, that the name of any Certified Independent Accounting Firm then engaged by the Selling Entities or the Buyer shall not be included in the container. The decision of the Certified Independent Accounting Firm and the resulting Post-Closing Financials shall be final, binding and not subject to any appeal. The Selling Entities and the Buyer shall pay any expenses relating to the engagement of any Certified Independent Accounting Firm, allocated between the Selling Entities and the Buyer so that the Buyer's share of such costs shall be in the same proportion that the aggregate amount of the disputed amounts submitted to such accounting firm that are unsuccessfully disputed by the Buyer (as finally determined by such accounting firm) bears to the total amount of such disputed amounts so submitted to such accounting firm.

                  (c) Within 15 days following the final determination of the Post-Closing Financials, the Escrow Agent shall pay to the Buyer a portion of the Escrow Funds, up to a maximum of $250,000 as set forth in the Escrow Agreement, that is equal, in aggregate, to (i) the amount, if any, by which Working Capital on the Closing Statement is less than $175,000, and (ii) the amount, if any, equal to the product of the Percent Shortfall and $2,600,000.

                  (d) Nothing in this Section 2.9 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder or otherwise for any misrepresentation or breach of warranty hereunder, but neither the Buyer nor the Selling Entities shall have any right to dispute the Post-Closing Financials or any portion thereof once the Post-Closing Financials have been determined conclusively in accordance with Section 2.9(b) hereof.

         2.10 Escrow Agreement. At the Closing, the Selling Entities and the Buyer shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims against the Selling Entities under this Agreement.

30       Closing.

         3.1 Location, Date. The closing of the Transactions (the "Closing") shall take place at the offices of Maguire, Voorhis & Wells, P.A., 2 South Orange Avenue, Orlando, Florida at 10:00 A.M. local time on March 4, 1998 or on such earlier date upon the satisfaction of (or waiver by the party entitled to the benefit of) the conditions set forth in Sections 8 and 9, or at such other place, date and time as the Selling Entities and the Buyer may agree in writing.

         3.2 Closing Deliveries. In connection with the completion of the Transactions contemplated in
Section 2, at the Closing;

                  (a) the Buyer shall deliver or cause to be delivered to the Selling Entities:

                           (i)      the cash portion of the Purchase Price;

                           (ii)     the Shares;

                           (iii) a legal opinion of Morgan, Lewis & Bockius LLP,
                  counsel to the Buyer, in form and substance reasonably satisfactory to counsel to the Selling Entities;

                           (iv)     the certificate specified in Section 9.5;

                           (v) an executed copy of each Transaction Document to which it is a party; and

                           (vi) an executed assignment and assumption  agreement
                  evidencing the Buyer's assumption of the Assumed Liabilities in form and substance satisfactory to the Selling Entities; and

                           (vii)   such   other   agreements,    documents   and
                  instruments contemplated by this Agreement and such other items as may be reasonably requested the Selling Entities.

                  (b) the Selling Entities shall deliver or cause to be delivered to the Buyer:

                           (i) a legal  opinion  of  Maguire,  Voorhis  & Wells,
                  P.A., counsel to the Selling Entities, in form and substance reasonably satisfactory to counsel to the Buyer;

                           (ii)     the certificate specified in Section 8.4;

                           (iii) an executed copy of each  Transaction  Document
                  to which they are a party;

                           (iv) a bill of sale  and  assignment  and  assumption
                  agreement transferring each Selling Entity's right, title and interest in and to the Purchased Assets in form and substance satisfactory to the Buyer; and

                           (v) a special  warranty  deed as to the Real Property
                  owned by the Selling Entities in fee simple; and

                           (vi) such other agreements, documents and instruments
                  contemplated by this Agreement and such other items as may be reasonably requested by the Buyer or by the lender or lenders providing financing to the Buyer for the acquisitions contemplated by this Agreement.

40 Representations and Warranties of the Selling Entities. The Selling Entities, jointly and severally, hereby represent and warrant to the Buyer as follows:

         4.1 Corporate Status. Each Corporation is a corporation duly organized, validly existing and in good standing under the laws of Florida and each is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of each Corporation that have been delivered to the Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

         4.2 Partnership Status. Each Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Florida. The Charter Documents of each Partnership that have been delivered to the Buyer as of the date hereof are effective under applicable laws and are current, correct and complete.

         4.3 Authorization. Each Selling Entity has the requisite power and authority to own its property and carry on its Business as currently conducted, and to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each Selling Entity has been duly authorized by all necessary action. Each Transaction Document executed and delivered by a Selling Entity as of the date hereof has been duly executed and delivered by such Selling Entity and constitutes a valid and binding obligation of the Selling Entity, enforceable against it in accordance with its terms except to the extent such enforcement may be limited by the application of bankruptcy laws and similar laws relating to creditor's rights or the application of equitable principles. Each Transaction Document to be executed and delivered by a Selling Entity after the date hereof will have been duly executed and delivered by the relevant Selling Entity and will constitute, a valid and binding obligation of such Selling Entity, enforceable against it in accordance with its terms except to the extent such enforcement may be limited by the application of bankruptcy laws and similar laws relating to creditor's rights or the application of equitable principles.

         4.4  Consents  and  Approvals.  Except for the  consents  specified  in
Schedule 4.4 (the "Required Consents"), neither the execution nor delivery by a Selling Entity of any Transaction Document to which it is a party, nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Selling Entity is subject, (b) the Charter Documents or bylaws of any Selling Entity or (c) any Contract, Permit or other document to which a Selling Entity is a party or by which any Selling Entity's Business or Assets may be subject.

         4.5 Financial Statements. Schedule 4.5 includes correct and complete copies of audited financial statements consisting of the balance sheets of the Selling Entities and Fun `N Wheels as of December 31, 1995 and 1996 and the related statements of income and cash flows for the years then ended, all of which are audited and reported on by KPMG Peat Marwick (collectively, the "Audited Financial Statements") and financial statements consisting of the balance sheet of the Selling Entities as of October 31, 1997 and the related statements of income and cash flows for the period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements are in all material respects consistent with the books and records of the Selling Entities and there are no transactions required by GAAP, applied on a consistent basis, to be recorded in accounting records that have not been recorded in the accounting records underlying such Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of the Selling Entities as of the dates thereof and its cash flows and the results of its operations for the years then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of the Interim Financial Statements. The balance sheet as of October 31, 1997 that is included in the Financial Statements is referred to herein as the "Interim Balance Sheet" and the date thereof is referred to as the "Interim Balance Sheet Date."

         4.6 Title to Assets and Related Matters. Each Selling Entity owns and will transfer to the Buyer at the Closing good, marketable and indefeasible title to, or with respect to leased assets included in the Purchased Assets, a valid leasehold interest in, subject to the terms and conditions of such leases, all of the Purchased Assets, including, without limitation, the material properties and assets reflected on the Interim Balance Sheet (except as disclosed in Schedule 4.6 or except as sold or otherwise disposed of by the Selling Entities after the Interim Balance Sheet Date in the ordinary course of business not including Excluded Assets), free and clear of all Encumbrances other than Permitted Encumbrances. The use of the Purchased Assets is not subject to any Encumbrances (other than Permitted Encumbrances), and such use does not materially encroach on the property or rights of any other Person. All Purchased Assets are in the possession or under the control of the Selling Entities and consist of all of the Assets necessary to operate the Businesses as currently and heretofore operated. Except as set forth on Schedule 4.6, there are no major defects in the working condition of any item of tangible personal property with replacement value greater than $5,000 included in the Purchased Assets. Except for those items subject to the Personal Property Leases, no Person other than the Selling Entities owns any vehicles, equipment or other tangible assets located on the Real Property that are used by the Selling Entities in the Business (other than immaterial items of personal property owned by the employees of the Seller) or that are necessary for the operation of the Business.

         4.7 Real Property. Schedule 4.7 sets forth the complete legal description of all real estate used in the operation of the Businesses as well as any other real estate that is in the possession of or leased by a Selling Entity and a description of the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), identifies which Real Property is owned and which is leased, and lists any leases under which any such Real Property is possessed by a Selling Entity or leased by a Selling Entity to others (the "Real Estate Leases"). Except as described on Schedule 4.7, since the date of the Interim Balance Sheet no Selling Entity has disposed of by sale or termination of lease or otherwise any Real Property used to conduct its Business. The Real Property is in good condition, repair and working order consistent with past practices and the improvements thereon are structurally sound and adequate for the use of the Real Property by each Selling Entity in conducting its Business, and there is no condition that will result in the termination of the present access from the Real Property to any utility services and other facilities that service the Real Property. No Selling Entity has knowledge of any item or matter that would prevent the Real Property from being operated in the future in the same manner in which it has been operated in the past, whether or not the Transactions contemplated by this Agreement are consummated. The Selling Entity has not received any notices, oral or written, and no such Person has reason to believe, that any governmental body having jurisdiction over any Real Property intends to exercise the power of expropriation or eminent domain or a similar power with respect to all or any part of the Real Property. No Selling Entity has received any notices, oral or written, from any governmental body, and no such Person has reason to believe, that any of the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate, or in the future will violate, any Laws of any governmental body having jurisdiction over such Real Property. No Selling Entity has received any notice from the holder of any mortgage, from any insurance company which has issued a policy with respect to any of the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in any of the Real Property or suggesting or requesting the performance of any repairs, alterations or other work to any of the Real Property.

         4.8 Certain Personal Property. The Selling Entities have delivered to the Buyer a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property with book value in excess of $1,000 that are included in the Interim Balance Sheet. Except as listed on
Schedule 4.8, since the Interim Balance Sheet Date, no Selling Entity has (i) acquired any items of tangible personal property that has, in any case, a carrying value in excess of $5,000, or an aggregate carrying value in excess of $20,000 or (ii) disposed of any items of tangible personal property (other than inventory) that have, in any case, an initial carrying value in excess of $5,000, or an initial aggregate carrying value in excess of $20,000.

         4.9 Personal Property Leases. Schedule 4.9 lists all assets and property (other than Real Property) that have been used in the operation of the Businesses and that are possessed by a Selling Entity under an existing lease, including all trucks, automobiles, machinery, equipment, office equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $5,000 (each, an "Immaterial Lease"); provided, however, that if the aggregate annual payment obligations under such Immaterial Leases are in excess of $20,000, each such lease shall be listed on Schedule 4.9.
Schedule 4.9 also lists the leases under which such assets and property listed on Schedule 4.9 are possessed. All of such leases (excluding "Immaterial Leases") are referred to herein as the "Personal Property Leases."

         4.10 Inventory. At least 80% of the value of the inventory of each Selling Entity consists of items useable or saleable in the ordinary course and is valued on each Selling Entity's books and records at the lower of cost or fair market value. The inventory records for the Selling Entities that have been delivered to the Buyer or made available for inspection by the Buyer are accurate with respect to the data contained therein.

         4.11 Price Guarantees. Schedule 4.11 sets forth any price guarantees made by a Selling Entity.

         4.12 Liabilities. Except as specified on Schedule 4.12, no Selling Entity has any Liabilities, and none of the Purchased Assets are subject to any Liabilities, except (a) as specifically disclosed on the Interim Balance Sheet,
(b) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date, (c) Liabilities, not in excess of $5,000 individually or $25,000 on an aggregate basis, incurred outside of the ordinary course since the Interim Balance Sheet Date, and (d) Liabilities under any Contracts specifically disclosed (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for in the Financial Statements.

         4.13 Taxes. Except as set forth on Schedule 4.13, each Selling Entity has duly filed all returns for Taxes that are required to be filed and has paid all Taxes shown as being due pursuant to such returns or pursuant to any assessment received. All Taxes that any Selling Entity has been required by Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by a Selling Entity for such payment. There are no proceedings or other actions, nor to Knowledge of a Selling Entity, is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind with respect to any Selling Entity for any period for which returns have or should have been filed.

         4.14 Subsidiaries. No Selling Entity (other than Gedco's interest in the Partnerships) owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

         4.15     Legal Proceedings and Compliance with Law.

                  (a) Except as disclosed on Schedule 4.15, there is no Litigation that is pending or, to the knowledge of the Selling Entities, threatened against or related to a Selling Entity with respect to a Business. To the knowledge of the Selling Entities, there has been no Default under any Law applicable to a Selling Entity, the Purchased Assets or a Business, including any Law relating to protection or quality of the environment, except for any Defaults that have been cured without material cost, and no Selling Entity has received any notices from any governmental entity regarding any alleged Default or investigation under any written order, instruction or direction pursuant to, any Law except those that have been cured without material cost. To the knowledge of the Selling Entities, there has been no Default with respect to any Court Order applicable to a Selling Entity.

                  (b) Without limiting the generality of Section 4.15(a), except as described on Schedule 4.15, to the knowledge of the Selling Entities, there has not been any Environmental Condition (i) at any premises at which the Business of a Selling Entity is currently conducted, (ii) at any property owned, leased or operated at any time by a Selling Entity (or any predecessor of a Selling Entity that operated the Assets of the Real Property) or any Person controlled by any Affiliate of a Selling Entity, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of a Selling Entity (or any predecessor of a Selling Entity) or any Person controlled by any Affiliate of a Selling Entity, nor has any Selling Entity received written notice of any such Environmental Condition or any investigation, to determine whether any such Environmental Condition exists. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by a Selling Entity (or any predecessor of a Selling Entity) or any third party, at or relating to any such property or premises that would (i) require abatement or correction under an Environmental Law, (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Laws and Court Orders relating to protection or quality of the environment as well as any principles of common law under which a Person may be held liable for the release or discharge of any materials into the environment.

                  (c) Each Selling Entity has delivered to the Buyer correct and complete copies of all written reports, studies or assessments in the possession or control of any Selling Entity that relate to any Environmental Condition. No Selling Entity knows of any other written reports, studies or assessments, whether in the possession or control of a Selling Entity, that relate to any Environmental Condition.

                  (d) Except in those cases where the failure would not have a Material Adverse Effect, (i) each Selling Entity has obtained and is in full compliance with all Permits, all of which are listed on Schedule 4.15 along with their respective expiration dates, that are required for the ownership of the Purchased Assets or operation of its Business, (ii) all of the Permits are currently valid and in full force and (iii) each Selling Entity has filed such timely and complete renewal applications as may be required with respect to its respective Permits. To the knowledge of a Selling Entity, no revocation, cancellation or withdrawal of a Permit has been threatened.

         4.16     Contracts.

                  (a) Schedule 4.16 lists each Contract of the following types to which a Selling Entity is a party or by which it is bound:

                           (i) Contracts with any present or former stockholder,
                  director, officer, employee, partner or consultant or with any Affiliate of a Selling Entity;

                           (ii) Contracts for the purchase of, or payment for, supplies or products, or for the performance of services, from or by a third party, in excess of $5,000 in any individual case, with respect to any supplier or other party;

                           (iii) Contracts to sell or supply products, inventory
                  or other property to, or to perform services for, a third party, that involve an amount in excess of $5,000 in any individual case, with respect to any customer or other party;

                           (iv) Contracts to sell any product or provide any service to a governmental or regulatory body;

                           (v)  Contracts  limiting or  restraining  any Selling
                  Entity from engaging or competing in any lines or business with any Person;

                           (vi)  Contracts  with any  customer  providing  for a
                  volume  refund,   retrospective   price  adjustment  or  price
                  guarantee;

                           (vii) Contracts to lease to, or to operate for, any other party any asset that involves an amount in excess of $5,000 in any individual case (other than Real Estate Leases and Personal Property Leases identified on a Schedule);

                           (viii) Any notes, debenture,  bonds, conditional sale
                  agreements, equipment trust sale and lease-back and leasing agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, shareholders or Affiliates of any Selling Entity), or agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (ix) Contracts creating or recognizing any Encumbrances with respect to any Assets;

                           (x) Contracts with distributors, manufacturers' sales
                  representatives or other sales agents;

                           (xi) Contracts that relate in whole or in part to any
                  Software, technical assistance or other know-how or other Intellectual Property right;

                           (xii)  Contracts  for  any  capital   expenditure  or
                  leasehold improvement in excess of $5,000 in any individual case; and

                           (xiii) Any other Contracts (other than those that may
                  be terminated on not more than 30 days' notice without Liability and those described in any of (i) through (xii) above) not made in the ordinary course of business or which are material to a Business or the Assets.

         4.17 No Selling Entity is in Default under any Contract. To the knowledge of each Selling Entity, no Selling Entity has received any communication from, or given any communication to, any other party indicating that a Selling Entity or such other party, as the case may be, is in Default under any Contract, except for a technical Default occasioned by the failure of a Selling Entity to make a required payment on time, which Default will be cured by Closing. To the knowledge of each Selling Entity, none of the other parties to any such Contract to which a Selling Entity is a party is in Default thereunder.

         4.18 Insurance. Schedule 4.18 lists all policies or binders of insurance held by or on behalf of each Selling Entity or relating to any Business or any of the Purchased Assets, specifying with respect to each policy the insurer, the type of insurance, the amount of the coverage, the insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by a Selling Entity, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

         4.19     Intellectual Property.

                  (a) Schedule 4.19 sets forth a correct and complete list and description of all Intellectual Property and all Software owned by or licensed to any Selling Entity and used in, in whole or in part, directly or indirectly, and material to the Business, and indicates whether such Intellectual Property and Software is owned or licensed by such a Selling Entity. Except as set forth in Schedule 4.19, each Selling Entity owns or licenses all material Intellectual Property and Software used in, in whole or in part, directly or indirectly, the Business. No Selling Entity has received notice that any Person has asserted an exclusive right to the use of any of the Intellectual Property.

                  (b)  To  the  Knowledge  of  each  Selling   Entity,   (a)  no
Confidential Information of a Selling Entity has been used, divulged or appropriated for the benefit of any Person other than the Selling Entities or otherwise to the detriment of any Selling Entity and (b) no employee or consultant of a Selling Entity is, or is currently expected to be, in Default under any term of any employment Contract, agreement or arrangement relating to the Intellectual Property, or any confidentiality agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

         4.20     Employee Relations.

                  (a) Except as described on Schedule 4.20, no Selling Entity is
(i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the Knowledge of any Selling Entity, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and no Selling Entity has experienced any work stoppage during the last three years.
Schedule 4.20 sets forth the names and current annual salary rates or current hourly wages of all present employees of each Selling Entity.

                  (b) Each Selling Entity is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

                  (c) Except as described on Schedule 4.20, no outstanding claim against any Selling Entity has been made or asserted, nor the Knowledge of a Selling Entity has any outstanding claim been threatened, by any present or former employee or any job applicant of any Selling Entity or by any governmental authority asserting any employment, labor or safety related claim including, but not limited to, any claims related to pay or wages, severance, terminations and layoffs, occupational safety or employment discrimination, nor to the Knowledge of a Selling Entity are there any pending claims relating to the matters discussed above in this Section 4.20(c).

         4.21     ERISA.

                  (a) Schedule 4.21 contains a complete list of all Benefit Plans sponsored or maintained by the Selling Entities or under which the Selling Entities may be obligated. The Selling Entities do not have any current or contingent liability with respect to any Benefit Plan other than those listed on
Schedule 4.21. For purposes of this Section 4.21 and Section 6.10, the term "Selling Entity" shall include any partnership or corporation that is a member of any controlled group of partnerships or corporations (as defined in Section 414(b) of the Code) that includes the Selling Entities, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with any Selling Entity, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes a Selling Entity and any other entity required to be aggregated with a Selling Entity pursuant to the regulations issued under Section 414(o) of the Code. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan on Schedule 4.21. All of the Benefit Plans have been maintained in material compliance with all applicable laws, including ERISA and the Internal Revenue Code, and each Selling Entity has performed all of its material obligations with respect to the Benefit Plans.

                  (b) The Selling Entities have delivered to the Buyer, to the extent applicable, accurate and complete copies of all Benefit Plan documents and all other documents relating thereto, including all summary plan descriptions, and insurance contracts, and accurate and complete detailed summaries of all unwritten Benefit Plans.

                  (c) No Selling Entity sponsors or contributes to, and has not at any time sponsored or contributed to, a defined benefit plan subject to Title IV of ERISA, and no Selling Entity has incurred any liability under Title IV of ERISA. No Selling Entity has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), nor has the any Selling Entity ever had any obligation to contribute to a multiemployer plan.

         4.22 Corporate Records. The minute books of the Corporations contain complete and correct copies of their respective Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of their respective Board of Directors and shareholders. The stock record books of the Corporations are complete and correct.

         4.23 Absence of Certain Changes. Except as contemplated by this Agreement, since the Interim Balance Sheet Date, the Businesses have been conducted in the ordinary course and there has not been with respect to any Selling Entity:

                  (a) any material adverse change in its Business or its assets or liabilities;

                  (b)      any change or amendment in its Charter Documents;

                  (c) any distribution of partnership proceeds by means of a distribution of property (except cash) or otherwise;

                  (d) any increase in the compensation payable or to become payable to any officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

                  (e) any sale, assignment or transfer of any material assets, or any additions to or transactions involving any material assets, other than those made in the ordinary course of business;

                  (f) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

                  (g) any incurrence of indebtedness in an aggregate principal amount exceeding $5,000;

                  (h) any payment other than a distribution of partnership proceeds by means of a distribution of cash to any Affiliate, except as specified on Schedule 4.23;

                  (i) any change in the accounting policies followed or the method of applying such principles;

                  (j) any capital expenditure commitment involving in any individual case, or series of related cases, more than (i) $10,000 or (ii) an amount that would cause the sum of all such capital expenditure commitments to exceed $25,000; or

                  (k) any other transaction involving a development affecting its Business or the Assets outside the ordinary course of business consistent with past practice.

         4.24 Customers. Each Selling Entity has used its reasonable business efforts to maintain good working relationships with all of its customers, including but not limited to ticket wholesalers and ticketing agencies. Schedule
4.24 contains a list of the names of each of the five customers that, for the nine months ended September 30, 1997 were the largest dollar volume customers of each Selling Entity. Except as specified on Schedule 4.24, none of such customers has given any Selling Entity notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with a Selling Entity and none of such customers has given any Selling Entity notice that any such customer intends to reduce the amount of business that it does with a Selling Entity.

         4.25 Finder's Fees. No Person, retained by a Selling Entity is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.26     Investment Representations.

                  (a) No Selling Entity has relied on any purchaser representative, or the Buyer, in connection with the acquisition of the Shares hereunder. Each Selling Entity (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, (ii) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (iii) can bear the economic risk of an investment in the shares and can afford a complete loss of such investment. Each Selling Entity has had an adequate opportunity to ask questions and receive answers from the officers of the Buyer concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of the Buyer, the plans for the operations of the business of the Buyer, the business, operations and financial condition of the Buyer, and any plans for additional acquisitions and the like. Each Selling Entity has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction. Each Selling Entity acknowledges that the officers of the Buyer have not assured, guaranteed or otherwise led any Selling Entity to expect any particular level of performance in the market value or other value of the Shares.

                  (b) Each Selling Entity further represents, warrants, acknowledges and agrees that it (i) is acquiring the Shares under this Agreement for its own account, and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such shares and (ii) will not sell or otherwise transfer the Shares unless, in the opinion of counsel who is satisfactory to the Buyer, the transfer can be made without violating the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

                  (c) Each Selling Entity further represents, warrants, acknowledges and agrees that it is making an investment decision based solely on its review of the SEC Reports and the terms of the Transaction Documents and is not relying, and has not relied, upon anything outside of the immediately aforementioned sources in making its investment decision.

         4.27 Additional Information. Schedule 4.27 accurately sets forth the following:

                  (a) the names of all officers, directors and partners of each Selling Entity;

                  (b) the names of all Persons holding powers of attorney from a Selling Entity and a summary statement of the terms thereof; and

                  (c) all names under which each Selling Entities has conducted any Business or which they have otherwise used at any time during the past five years.

         4.28 Transactions with Affiliates. Except as set forth on Schedule 4.28, no Affiliate of any Selling Entity owns or has a controlling ownership interest in any corporation or other entity that is a party to any Contract with respect to the Assets or Businesses.

         4.29 Full Disclosure. There are and will be no materially misleading statements in any of the representations and warranties made by a Selling Entity in this Agreement (including the Schedules and Exhibits attached hereto) or any other Transaction Document or in any of the documents, certificates and instruments delivered or to be delivered by a Selling Entity pursuant to this Agreement and no Selling Entity has omitted to state any fact necessary to make statements made herein or therein not materially misleading.

50 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to each Selling Entity as follows:

         5.1 Corporate Status. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it thereunder, and such execution, delivery and performance by it have been duly authorized by all necessary corporate action.

         5.2 Enforceability. The Transaction Documents to which the Buyer is a party constitute valid and binding obligations of the Buyer, enforceable against it in accordance with their terms except to the extent such enforcement may be limited by the application of bankruptcy laws and similar laws relating to creditor's rights or the application of equitable principles.

         5.3 Consents and Approvals. Neither the execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which it is subject, (b) its Charter Documents or bylaws or (c) any Contract, Permit or other document to which it is a party or by which its properties or other assets may be subject.

         5.4 Capital Stock Ownership. The total authorized capital stock of the Buyer consists of 25,000,000 shares of Common Stock (of which approximately 6,584,480 shares were issued and outstanding as of November 1, 1997), 1,000,000 shares of preferred stock, par value $.01 per share (of which no shares are outstanding). As of December 16, 1997, the Buyer had outstanding options and warrants to purchase 2,868,453 shares of Common Stock. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and non-assessable. Upon completion of the Transactions at the Closing, the Selling Entities shall receive valid title to the Shares, free and clear of all Encumbrances (other than restrictions imposed generally by applicable securities laws).

         5.5 SEC Filings. The Buyer has heretofore delivered or made available to the Selling Entities, in the form filed with the Commission, together with any amendments thereto, (i) the final prospectus of the Buyer dated August 13, 1997, and (ii) the Quarterly Report on Form 10-Q of the Buyer for the fiscal quarters ended June 30, 1997 and September 30, 1997 (collectively, the "SEC Reports"). The SEC Reports were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under such act, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.6 Finder's Fees. No Person retained by the Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         5.7 Full Disclosure. There are and will be no materially misleading statements in any of the representations and warranties made by the Buyer in this Agreement (including the Schedules and Exhibits, attached hereto), or in any of the documents, certificates and instruments delivered or to be delivered by the Buyer pursuant to this Agreement and the Buyer has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

60       Certain Agreements.

         6.1 Access. Between the date of this Agreement and the Closing Date, the Selling Entities, upon reasonable advance notice from the Buyer, shall (a) give the Buyer and any Person who is considering providing financing to the Buyer to finance any portion of the Purchase Price and their respective authorized representatives and legal counsel reasonable access during normal business hours to all properties, books, Contracts, Assets and records of the each Selling Entity, (b) permit the Buyer to make inspections thereof, and (c) cause its officers and its advisors to furnish the Buyer with such financial and operating data and other information with respect to the Business of each Selling Entity and to discuss with the Buyer and its authorized representatives and legal counsel the affairs of the Selling Entities, all as the Buyer may from time to time reasonably request. For a period of six months following Closing, the Selling Entities shall give the Buyer access to all personnel and accounting records relating to the Selling Entities and allow the Buyer to make copies, at the Buyer's expense, of such records. All such information shall be subject to the Confidentiality Agreement executed on September 26, 1997 between the Buyer and Gedco.

         6.2 Exclusivity. From the date hereof until the earlier of the consummation of the Closing or the termination of this Agreement, no Selling Entity nor any of their respective agents shall, directly or indirectly, solicit or negotiate or enter into any agreement with any other Person, or provide any nonpublic information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, a Selling Entity except for the acquisition of the Purchased Assets by the Buyer.

         6.3 Update Schedules. Between the date hereof and the Closing Date, each Selling Entity shall promptly disclose to the Buyer in writing any information set forth in the Schedules that is no longer complete, true or applicable and any information of the nature of that set forth in the Schedules that arises after the date hereof and that would have been required to be included in the Schedules if such information had been obtained on the date of delivery thereof.

         6.4 Financial Information. Until the Closing, the Selling Entities shall provide the Buyer, within 15 days after the end of each month, with an unaudited balance sheet and the related statements of income and cash flow as of and for the month then ended, prepared on the same basis as the Interim Financial Statements referred to in Section 4.5, and certified as such by the chief financial officer or General Partner of each Selling Entity. In addition, KPMG Peat Marwick, at the direction and the cost of the Selling Entities, shall deliver to the Buyer within 60 days of the Closing Date, audited financial statements consisting of the balance sheet of Gedco (excluding Fun `N Wheels) as of December 31, 1996 and the related statements of income and cash flows for the year then ended (the "1996 Financial Statements"). The 1996 Financial Statements shall be prepared in accordance with GAAP, consistently applied, using the same methods and criteria employed in connection with the preparation of the Audited Financial Statements.

         6.5      Restrictive Covenants.

                  (a Each Selling Entity covenants that for the period ending four years after the Closing Date, it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit its name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Buyer at any time during such period within a 100-mile radius of the location of any dinner show, piano bar or Live Stage Show of the Buyer or any subsidiary thereof existing as of the date of this Agreement and in existence on the date of the subject prohibited activity of the Selling Entities (the "Restricted Business"). It is recognized by the Buyer and each Selling Entity that given the business strategies of the Buyer and its development plans a more narrow geographical limitation of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.5(b)) are not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by any Selling Entity of a passive investment of not more than five percent (5%) of any class of securities of any corporation which is listed on a recognized securities exchange or The Nasdaq Stock Market.

                  (b No Selling Entity shall, during the period ending four years after the Closing Date, either directly or indirectly, (i) solicit or encourage or cause others to solicit or encourage any customer or supplier, including tour group operators of the Selling Entities to terminate or reduce its customer or supplier relationship with the Buyer, except for advertising solicitations to customers to attend Fun `N Wheels, so long as Fun `N Wheels does not engage in a Restricted Business or (ii) solicit or encourage or cause others to solicit or encourage any personnel employed by the Buyer, including, but not limited to: actors, singers, musicians, dancers, tour groups, technical personnel, chefs, restaurant managers, waiters, bartenders or other administrative or managerial personnel to terminate their employment relationship with the Buyer. Notwithstanding anything in this Section 6.5 to the contrary, for the period ending one year after the Closing Date, no Selling Entity shall, either directly or indirectly, with respect to the activities prohibited by Section 6.5(a), call on or solicit, for any purpose whatsoever, any Person who or which within the past four years has been a supplier of goods or services totaling more than $10,000 in 1997 or a customer of any Selling Entity.

                  (c Each Selling Entity recognizes and acknowledges that by reason of its ownership of the Business of a Selling Entity, it has had access to Confidential Information relating to the Restricted Business. Each Selling Entity acknowledges that such Confidential Information is a valuable and unique asset and no Selling Entity shall disclose any such Confidential Information after the Closing Date to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of any such Person, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) except as may be required by law. Each Selling Entity acknowledges that the restrictions contained in this Section
6.5 are reasonable and necessary to protect the legitimate interests of the Buyer and that any violation will result in irreparable injury to the Buyer.

                  (d The Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.5, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. In the event that any of the provisions of this Section 6.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

         6.6 Required Consents, Regulatory and other Approvals. The Selling Entities will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain the Required Consents, approvals or actions of, to make all filings with, and to give all notices to, governmental or regulatory authorities or any other Person required of the Selling Entities to consummate the transactions contemplated hereby and the Transaction Documents, (ii) provide such other information and communications to such governmental or regulatory authorities or other Persons as the Buyer or such governmental or regulatory authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with the Buyer as promptly as practicable in obtaining the Required Consents, approvals or actions of, making all filings with, and giving all notices to, governmental or regulatory authorities or other Persons required in order to enable the Buyer to operate the Businesses as they were operated on the date hereof by the Selling Entities and consummate the transactions contemplated hereby and by the Transaction Documents. The Selling Entities will provide prompt notification to the Buyer when any Required Consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise the Buyer of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any governmental or regulatory authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents. Additionally, the Buyer shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to assist the Selling Entities in obtaining the Required Consents.

         6.7 Publicity. So long as this Agreement is in effect, no Selling Entity nor the Buyer nor any affiliates which they respectively control shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby or thereby without the prior consultation of the other parties hereto, except as may be required by law or by obligations pursuant to any listing agreement with the Nasdaq SmallCap Market which, recognizing the importance of disclosing any such information in a timely manner, shall require the Buyer to make a reasonable attempt to have prior consultation with the other parties hereto to insure the accuracy thereof.

         6.8  Satisfaction  of  Liabilities.  Each  Selling  Entity shall at the
Closing, fully satisfy or cause to have been satisfied all third party Liabilities and obligations of any Selling Entity which are not also Assumed Liabilities.

         6.9 Restrictions on Transfer. The Selling Entities shall not, until March 31, 1999, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Shares, in cash or otherwise, (each, a "Prohibited Share Action") without the prior written consent of the Buyer. In addition, the Selling Entities shall enter into an agreement (the "Lock-Up Agreement") with Whale Securities Co., L.P. pursuant to which each Selling Entity shall agree not to engage in, directly or indirectly, a Prohibited Share Action. In furtherance of the foregoing, the Buyer and its transfer agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 6.9 or the Lock-Up Agreement.

         6.10 Employee Benefit Matters. At or prior to the Closing, the Buyer shall offer employment effective at the Closing and for a period of at least 30 days following the Closing to all employees of the Selling Entities who are active employees of the Selling Entities immediately prior to the Closing. Such employment shall be on terms and conditions, in the aggregate, substantially no less favorable to such employees than those in effect immediately prior to the Closing. No such employment offered by the Buyer shall be deemed an assumption by the Buyer of any existing employee related liability, contract or obligation relating to any period prior to the Closing and the Selling Entities shall remain fully responsible to all of their employees for any obligations related to their employment by the Selling Entities prior to the Closing. Notwithstanding anything herein to the contrary, (i) the Buyer shall have no responsibility, liability or other obligations with respect to any Benefit Plans (including without limitation any COBRA continuation coverage requirements under ERISA and the Internal Revenue Code), and Buyer shall have no obligation to offer or maintain any similar plans, programs or benefits to any employee and
(ii) employment of such employees by Buyer shall be "at will" and nothing herein shall preclude the Buyer from terminating any such employee at any time after the Closing. No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (or any beneficiary or dependent thereof) of the Selling Entities in respect of continued employment (or resumed employment), and no provision hereof shall create any such third-party beneficiary rights in any such person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan of the Buyer.

         6.11 Financing. The Buyer will use commercially reasonable efforts to enter into definitive agreements providing for the financing of the Buyer's acquisition of the Businesses hereunder containing terms reasonably satisfactory to the Buyer, and to obtain on the Closing Date the financing contemplated by such definitive financing agreements. The Selling Entities shall use commercially reasonable efforts to assist the Buyer, in whatever manner requested by the Buyer, in entering into and obtaining the financing contemplated by such definitive financing agreements; provided, however, that the Selling Entities shall not be obligated to expend any of its financial resources in fulfulling its obligations under this Section 6.11 except to the extent that the Selling Entities receive reasonable assurances from the Buyer that such expenses shall be reimbursed by the Buyer.

         6.12     Piggyback Registration.

                  (a) For a period of three years after the Closing Date, whenever John Stuart, the Chief Executive Officer of the Buyer, proposes to register any of his shares of the Common Stock under the 1933 Act, the Buyer shall give prompt notice to the Selling Entities and will include in such registration (the "Piggyback Registration"), subject to the allocation provisions discussed in Sections 6.12(c) and 6.12(d), all Shares with respect to which the Buyer has received written request for inclusion within 20 days after such notice is given by the Buyer.

                  (b) In all Piggyback Registrations, the Buyer will pay the expenses related to registration of the Shares; provided, however, the Selling Entities shall pay the underwriting commissions related to the registration of the Shares.

                  (c) If a Piggyback Registration is an underwritten primary registration on behalf of the Buyer, in which John Stuart intends to sell shares of the Common Stock which he owns beneficially, and the managing underwriter advises the Buyer in writing that in the underwriter's opinion the number of securities to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, the Buyer will allocate the securities to be included as follows: first, the securities the Buyer proposes to sell on its own behalf; and second, pro rata on the basis of the number of shares of Common Stock owned among (i) John Stuart and any other Person selling in the registration and (ii) the Selling Entities.

                  (d) If a Piggyback Registration is initiated as an underwritten secondary registration on behalf of the holders of the Buyer's securities, and the managing underwriters advise the Buyer in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, the Buyer will allocate the securities to be included as follows: pro rata on the basis of the number of shares of Common Stock owned among (i) John Stuart and any other Person selling in the registration and (ii) the Selling Entities.

                  (e) If any Piggyback Registration is underwritten, the selection of investment bank(s) and manager(s) and the other decisions regarding the underwriting arrangements for the offering will be made by the Buyer in the case of a registration falling under Section 6.12(c) and by John Stuart in the case of a registration falling under Section 6.12(d).

         6.13 Bulk Sales. The Buyer hereby waives the Selling Entities' compliance with any bulk sales laws that may apply to the Transactions, including with respect to Taxes, but the Selling Entities hereby jointly and severally indemnify the Buyer against any Damages that the Buyer may incur that it would not have incurred if the Selling Entities had complied with any such bulk sales laws. However, the parties shall comply with and cooperate with one another with respect to any applicable requirements of the California Commercial Code as such Code relates to bulk sales and transfers.

         6.14 California Liquor License. In connection with the transfer of the California liquor license for the Wild Bills premise in California, the parties shall use an escrow agreement in the form of Exhibit "D" hereto or in a form otherwise mutually acceptable to the Buyer and the Selling Entities, and the Escrow Agent thereunder shall be a Person mutually acceptable to the Buyer and the Selling Entities.

7.       Conduct of the Businesses Prior to the Closing.

         7.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, each Selling Entity shall conduct its Business in all material respects in the ordinary course and use commercially reasonable efforts to maintain the good will of all current business relationships.

         7.2 Business Organization. Between the date of this Agreement and the Closing Date, each Selling Entity shall use commercially reasonable efforts to preserve substantially intact its respective business organization and keep available the services of each of its present officers and employees.

         7.3 Corporate Organization. Between the date of this Agreement and the Closing Date, no Selling Entity shall, without the prior written consent of the Buyer, amend its Charter Document or bylaws, if applicable, and shall not, without the prior written consent of the Buyer:

                  (a issue, sell or otherwise dispose of any of its capital stock or partnership interest, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its capital stock or partnership interest;

                  (b       reclassify, split up or otherwise change its capital
stock or partnership interest;

                  (c       be party to any merger, consolidation or other
business combination; or

                  (d       sell,  lease,  license or  otherwise  dispose of any
of its Assets (including, but not limited to rights with respect to the Intellectual Property), except in the ordinary course of business;

         7.4 Business Restrictions. Between the date of this Agreement and the Closing Date, except as mutually agreed, no Selling Entity shall, without the prior written consent of the Buyer:

                  (a       declare, make or pay any dividends or other
distributions other than of cash;

                  (b       borrow any funds or otherwise become subject to,
whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

                  (c       acquire or dispose any of the Assets, other than
inventory in the ordinary course of business consistent with past practices;

                  (d       create any material Encumbrance on any of the Assets;

                  (e       except in the ordinary course of business, increase
in any manner the compensation of any partner, director or officer or increase in any manner the compensation of any class of employees;

                  (f create or materially modify any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan;

                  (g       enter into, amend, modify, terminate (partially or
completely), grant any waiver under or give any consent with respect to any Contract;

                  (h violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under any term or provision of any Contract or any License;

                  (i engage in any transaction other than the distribution of partnership proceeds in the form of cash with respect to its Business with any partner, officer, director, Affiliate or associate of any Selling Entity or any associate of any such partner, officer, director or Affiliate;

                  (j       make any capital expenditure or acquire any property
or assets (other than raw materials and supplies) for a cost in excess of $5,000 in any one case or $50,000 in the aggregate;

                  (k       enter into any agreement that materially restricts it
from carrying on its Business;

                  (l       cancel any material debts of others or waive any
material claims or rights;

                  (m       act or omit from taking any action that would cause
any of the representations and warranties in Section 4 to be inaccurate; or

                  (n       entering into any Contract to do or engage in any of
the foregoing.

8.       Conditions Precedent to Obligations of the Buyer.

         All obligations of the Buyer to consummate the Transactions are subject to the satisfaction (or waiver by the Buyer) prior thereto of each of the following conditions:

         8.1 Legality. No Law or Court Order shall be pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Transactions or that would materially limit or adversely affect the Buyer's acquisition of the Purchased Assets.

         8.2 Representations and Warranties. The representations and warranties of the Selling Entities set forth in this Agreement shall be true and correct in all respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date (except for changes permitted under Section 7 hereof or otherwise contemplated by this Agreement) with the same force and effect as if made on and as of the Closing Date.

         8.3 Agreements, Conditions and Covenants. The Selling Entities shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with them on or before the Closing Date.

         8.4 Certificates. The Buyer shall have received a certificate of the Secretary of the general partner each Selling Entity as to the effect set forth in Sections 8.2 and 8.3 hereof.

         8.5 Required Consents and Approvals. All Required Consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Buyer and the Selling Entities to perform their obligations under this Agreement, to enable the Buyer to operate the Businesses as they were operated on the date hereof by the Selling Entities and to consummate the transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

         8.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Buyer and the Selling Entities of their obligations under this Agreement or to the consummation of the transaction contemplated hereby as are required under any Contract to which the Buyer or the Selling Entities are a party or by which any of their respective Assets are bound (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Buyer, the Assets, the Assumed Liabilities or the Businesses or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Buyer.

         8.7 Satisfactory Completion of its Due Diligence Examination. The Buyer shall have been satisfied, in its sole discretion, within 30 Business Days from the date hereof, with the results of its due diligence review of the Selling Entities, including Buyer's contacts with customers, employees and suppliers, review of any environmental, tax, employee benefits matters, review of the lease terms for any and all real property occupied by any Selling Entity and other legal due diligence to be completed by the Buyer. If the Buyer shall be dissatisfied with its due diligence review, it must provide written notice of such dissatisfaction to the Selling Entities within the aforementioned 30 Business Day period or the Buyer shall be deemed to have waived its right to terminate this Agreement under this Section 8.7.

         8.8 Pledge Agreement. The Selling Entities shall have executed and delivered the Pledge Agreement.

         8.9 Title Insurance. The Buyer shall have received, in form and substance reasonably acceptable to the Buyer, a title insurance commitment issued by First American Title Insurance Company, through Morgan, Lewis & Bockius LLP, as to each of the Florida properties, committing to issue, as applicable, owner's or leasehold policies of title insurance insuring all real estate interests (whether owned, leased or otherwise) of each Selling Entity and lender's policies of title insurance, in form and substance satisfactory, in their sole and absolute discretion, to the lender or the lenders providing the financing secured by the real estate interests of the Selling Entities being conveyed pursuant to this Agreement, insuring such lender or lenders for the full amount of the loan being obtained by the Buyer in connection with this transaction or for such greater amounts as required by such lender or lenders by Closing. The Selling Entities shall pay for the cost of such title insurance up to a maximum of $10,000. Anything set forth in this Agreement to the contrary notwithstanding, the Buyer shall have the right to terminate this Agreement by delivering notice of such termination to the Selling Entities within 25 Business Days after the date of this Agreement if the Buyer determines, in the Buyer's sole and absolute discretion, that any one or more of the Permitted Encumbrances or any other Encumbrances are not acceptable to the Buyer. In the event the Buyer elects not to terminate the Agreement within the aforesaid 25 Business Day period, the Buyer shall not be able to raise any issue respecting the effect of either the Permitted Encumbrances or the items set forth as title exceptions on Schedule B-II of the title commitment to be obtained by the Buyer in connection with the transaction on the marketability of the real property owned by the Selling Entities described on Schedule 2.1(a).

         8.10 Opinion of Counsel. The Buyer shall have received the opinion of Maguire, Voorhis & Wells, P.A., counsel to the Selling Entities in a form acceptable to the Buyer.

         8.11 Real Property Leases. For each of the Real Property Leases wherein a Selling Entity is the tenant, the Selling Entities shall have delivered to the Buyer an estoppel certificate and consent to assignment from the lessor thereunder to the extent required by the affected lease in form and substance reasonably satisfactory to the Buyer.

         8.12 Financing. The Buyer shall have obtained financing having terms reasonably satisfactory to the Buyer and in an amount at least equal to $11.5 million plus the expenses of the Buyer incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         8.13 Environmental Survey. The Buyer shall have received, in form and substance satisfactory to it, a Phase II environmental report on the Fort Liberty Real Property that indicates conclusively that an Environmental Condition does not exist at such location.

         8.14 O'Riordan Employment Agreement. O'Riordan shall have executed an Employment Agreement with the Buyer substantially in the form attached hereto as Exhibit B and delivered the same to the Buyer.

         8.15 Regulatory and other Approvals. The Buyer shall have obtained all governmental and regulatory approvals, actions, Permits, notices or other authorizations, including any licenses related to the sale or distribution of alcoholic beverages or food products, required to operate the Businesses in accordance with all applicable Laws.

9.       Conditions Precedent to Obligations of the Selling Entities.

         All obligations of the Selling Entities to consummate the Transactions are subject to the satisfaction (or waiver by the Selling Entities) prior thereto of each of the following conditions:

         9.1 Legality. No Law or Court Order shall be pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Transactions.

         9.2 Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date (except as otherwise contemplated by this Agreement) with the same force and effect as if made on and as of the Closing Date.

         9.3 Agreements, Conditions and Covenants. The Buyer shall have substantially performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with on or before the Closing Date, including the delivery of the Purchase Price.

         9.4 Purchase Price. The Buyer shall have delivered to the Selling Entities the Purchase Price including a certificate representing the Shares.

         9.5 Officer's Certificates. The Selling Entities shall have received a certificate of the Secretary of the Buyer as to the effect set forth in Sections
9.2 and 9.3 hereof.

         9.6 Pledge Agreement. The Buyer shall have executed and delivered to the Selling Entities the Pledge Agreement.

         9.7 O'Riordan Employment Agreement. The Buyer shall have executed and delivered to O'Riordan the Employment Agreement.

         9.8 Required Consents. The Selling Entities shall have obtained the Required Consents listed in Schedule 4.4.

10.      Indemnification.

         10.1 By the Selling Entities. The Selling Entities, jointly and severally, shall indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an "Indemnified Party") from, against and in respect of any and all Liabilities, claims, demands, judgments, settlement payments, losses, costs, damages, deficiencies and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith) (collectively, "Damages") that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any Excluded Liability, (b) any breach of or any inaccuracy in any representation, warranty, covenant or agreement of a Selling Entity contained in this Agreement, including any breach of the obligation to indemnify hereunder, (c) any Environmental
Condition existing on or prior to the Closing, and (d) any Liability or obligation of a Selling Entity involving taxes due and payable by, or imposed with respect to a Selling Entity for any taxable periods ending on or prior to the Closing Date which are open to examination by the Internal Revenue Service pursuant to any applicable statute of limitations under the Code (whether or not such taxes have been due and payable).

         10.2 By the Buyer. The Buyer shall indemnify and hold harmless the Selling Entities, and its successors and assigns (each, an "Indemnified Party") from and against any Damages that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

         10.3     Procedure for Claims.

                  (a An Indemnified Party that desires to seek indemnification under any part of this Section 10 shall give notice (a "Claim Notice") as soon as practicable to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") and if applicable, to the Escrow Agent, prior to the Expiration Date specified below. Such Claim Notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

                  (b If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the applicable Response Period the amount to which such Indemnified Party shall be entitled. If the Buyer shall be the Indemnified Party, it shall seek payment of one-half of the related Damages under the Escrow Agreement, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification, and the other one-half of the Damages through recourse under the Pledge Agreement, but only to the extent that shares are then being held under the Pledge Agreement and are not subject to other claims for indemnification. To the extent that either the Escrow Funds or the shares being held under the Pledge Agreement are unavailable or insufficient to cover one-half of the Damages, payment of the Damages shall be made by recourse to any remaining Escrow Funds not subject to other claims for indemnification, then to any remaining shares held under the Pledge Agreement and thereafter the Buyer shall seek indemnification directly from the Selling Entities for the payment of any remaining Damages. If the Selling Entities shall be the Indemnified Party, they shall seek indemnification directly from the Buyer. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnitor and the Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty days, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnified Party fails to receive all or part of any indemnification obligation when due, then such Indemnified Party shall also be entitled to receive from the applicable Indemnitor or, if applicable, the Escrow Agent, interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to 10%.

                  (c Notwithstanding any other provision of this Section 10, (i) an Indemnified Party shall be entitled to indemnification hereunder only when the aggregate of all Damages to such Indemnified Party exceeds $100,000 (the
"Deductible Amount") and then such Indemnified Party shall be entitled to indemnification for its Damages in excess of the Deductible Amount and (ii) no Indemnitor as a group shall be liable under this Section 10 for any amount in excess of $14,000,000, except that any Damages based on a breach of representations and warranties with respect to tax and litigation matters shall not be counted against or subject to such maximum limitation. The limitations of this paragraph (c), however, shall not apply to (x) the Selling Entities' representations and warranties in Section 4.6, Section 4.7 and Section 4.12, (y) Damages arising out of common law fraud in connection with the Transactions or
(z) any covenants or agreements to be performed by an Indemnitor after the Closing. In addition, the calculation of the Deductible Amount shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this Section 10 with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality, the knowledge of a particular party or related exceptions.

         10.4 Claims Period. Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.3 on or before the applicable "Expiration Date" specified below in this Section 10.4, or the claim under this Section 10 shall be invalid. The following claims shall have the following respective "Expiration Dates": (a) March 31, 1999--any claims that are not specified in any of the succeeding clauses; (b) the date on which the applicable statute of limitations expires--any claims related to (i) a breach of any covenant or agreement to be performed at least in part after the Closing Date, (ii) a breach of any representation or warranty of a party to this Agreement that relates to taxes, or (iii) a breach of any representations or warranties of a party to this Agreement that were untrue when made with an intent to mislead or defraud; and (c) two years from the date hereof---any claims relating to (i) an Environmental Condition or (ii) the matters addressed in Section 4.6 and Section 4.7. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim in good faith for a legitimate claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

         10.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 10.5 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

         10.6 Exceptions to Limitations. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which the Buyer has, or might have, at law, in equity or otherwise, against any Selling Entity based on a willful misrepresentation or willful breach of warranty by a Selling Entity hereunder.

         10.7 Effect of Investigation. Any claim for indemnification shall not be invalid as a result of any investigation by or opportunity to investigate afforded to the Buyer.

11.      Termination.

         11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing

                 -----------------------

Date:

                  (a       by mutual written consent of the Buyer and the
Selling Entities;

                  (b by the Selling Entities or by the Buyer, if the Closing has not occurred on or before the date that is 45 Business Days from the date of this Agreement; provided, however, that such right to terminate this Agreement shall not be available to any party (with the Selling Entities collectively deemed as one party) that has breached any of its covenants, representations or warranties in this Agreement in any material respect (which breach has not been cured);

                  (c by the Selling Entities or the Buyer, if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining the Selling Entities or the Buyer from consummating the Transactions is entered and such Court Order shall become final and nonappealable;

                  (d by the Buyer, if a Selling Entity shall have breached any of its covenants hereunder in any material respect or if the representations and warranties of the Selling Entities contained in this Agreement or in any certificate or other writing delivered by a Selling Entity pursuant hereto shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Selling Entities, as the case may be, have not cured such breach within 10 Business Days of the Buyer's notice of an intent to terminate; or

                  (e by a Selling Entity, if the Buyer shall have breached any of its covenants hereunder or if the representations and warranties of the Buyer contained in this Agreement or in any certificate or other writing delivered by the Buyer pursuant hereto shall not be true and correct, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Buyer has not cured such breach within 10 Business Days of notice of an intent to terminate.

         11.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 11.1, any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12. Payment of Expenses; Sales and Transfer Taxes. Each party hereto shall pay its own expenses for lawyers, accountants, consultants, investment bankers, brokers, finders and other advisers with respect to the Transactions. The Selling Entities shall indemnify the Buyer and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Damages suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of the Selling Entities to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement. It is further agreed by the parties hereto that all taxes due in the States of California and Florida as a result of the transfer of title of real estate occasioned by the transactions contemplated herein shall be paid by the Selling Entities.

13. Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

14. Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified, supplemented, or assigned only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

15. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to any gender include all genders
(c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," (e) references to "hereunder" or "herein" relate to this Agreement and (f) all currencies refer to United States dollars. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

16. Remedies. The remedies provided by Section 10 shall constitute the exclusive remedies for the matters covered thereby. With respect to any matters not covered by such Section, any party hereto shall be entitled to such rights and remedies as such party may have at law or in equity or otherwise for any breach of this Agreement, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

17. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

         If to the Buyer:

                  On Stage Entertainment, Inc.
                  4625 West Nevso Drive
                  Las Vegas, NV  89103
                  FAX:  702-253-1122
                  Attn:  Christopher Grobl, Esquire
                             General Counsel

         with a required copy to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA 19103
                  FAX: 215-963-5299
                  Attn: James W. McKenzie, Esquire

         If to the Selling Entities:

                  Orlando Entertains
                  8445 International Drive
                  Suite 138
                  Orlando, FL 32819
                  FAX: 407-351-3593
                  Attn:  Tyler Piercy

         In each case, with a required copy to:

                  Maguire, Voorhis & Wells, P.A.
                  2 South Orange Avenue
                  Orlando, FL  32801

                  FAX: 407-648-9087
                  Attn:  Jeffrey P. Wieland, Esquire

18. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, without regard to its provisions concerning conflict of laws.

19.      Consent to Jurisdiction; Service of Process, etc.

                  (a Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement may be brought and adjudicated in the United States District Court for the District of Nevada, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in Clark County, Nevada, (ii) consents and submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that he, she or it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

                  (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 17 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Buyer shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

20. Headings; Gender. All section headings contained herein are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

21. Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments to transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.

22. Exhibits and Schedules. The Exhibits hereto, and the Schedules referred to herein and therein are intended to be and hereby are specifically made a part of this Agreement. Notwithstanding any other provision of this Agreement, each exception set forth in the Schedules herein shall be deemed to qualify each representation and warranty set forth in this Agreement as the context requires.

23. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the heirs, administrators, personal representatives, successors, assigns, and they shall not be construed as conferring any rights on any other persons.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed to be an original, and it shall not be necessary in making proof this Agreement to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.

                                            ON STAGE  ENTERTAINMENT, INC.


                                            By: \s\ David Hope
                                                --------------------------------
                                            Name:    David Hope
                                            Title:   President

                                            KING HENRY'S USA, LTD.

                                            By:  GEDCO USA, INC.

                                            By: \s\ Gerard O'Riordan
                                                --------------------------------
                                                Name: Gerard O'Riordan
                                                Title:   President

                                            FORT LIBERTY, LTD.

                                            By:  GEDCO USA, INC.

                                            By: \s\ Gerard O'Riordan
                                                --------------------------------
                                            Name: Gerard O'Riordan
                                                     Title:   President

                                            BLAZING PIANOS, LTD.

                                            By:  GEDCO USA, INC.

                                            By: \s\ Gerard O'Riordan
                                                --------------------------------
                                            Name: Gerard O'Riordan
                                            Title:   President

                                            WILD BILL'S MANAGEMENT, INC.


                                            By: \s\ Gerard O'Riordan
                                                --------------------------------
                                            Name:    Gerard O'Riordan
                                            Title:   President


                                            GEDCO USA, INC.


                                            By: \s\ Gerard O'Riordan
                                                --------------------------------
                                            Name:    Gerard O'Riordan
                                            Title:   President